Exhibit 99.03

REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of Egghead.com, Inc.

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows (which statements are not presented separately herein) present fairly, in all material respects, the financial position of Onsale, Inc. at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Notes 1 and 16, on November 19, 1999 the Company acquired Egghead.com, Inc. and changed its name from Onsale, Inc. to Egghead.com, Inc., in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the acquisition by Onsale, Inc. of Egghead.com, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Egghead.com, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based upon our audit and the report of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Egghead.com, Inc. and its subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Old Egghead.com, Inc. used for purposes of preparing these supplementary consolidated financial statements as discussed in Note 1, which statements reflect total assets of $176.2 million at April 3, 1999 (of which $119.5 million was audited by us) and total revenues of $148.4 million for the year ended April 3, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Old Egghead.com, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
February 8, 1999,
except as to the pooling of interests with
Egghead.com, Inc. described in Notes 1 and
16, which are as of November 19, 1999

EGGHEAD.COM, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Egghead.com, Inc.:

We have audited the accompanying supplemental consolidated balance sheet of Egghead.com, Inc. at December 31, 1997, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997. The supplemental consolidated statements give retroactive effect to the merger with Onsale, Inc. on November 19, 1999, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We did not audit the financial statements of Onsale, Inc. included in the supplemental consolidated financial statements of Egghead.com, Inc., which statements reflect total assets and revenues constituting 34 percent and 23 percent, respectively, in 1997 and 4 percent of revenues in 1996 of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Onsale, Inc., is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Egghead.com, Inc. as of December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, after giving retroactive effect to the merger with Onsale, Inc. as described in Note 1, all in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Portland, Oregon
January 27, 2000

EGGHEAD.COM, INC.

Supplementary Consolidated Balance Sheets
(In thousands, except par value and share data)

                                                September
                                                   30,          December 31,
                                                ---------- ---------------------
                                                   1999       1998       1997
                                                ---------- ---------- ----------
                                                (unaudited)
Assets
Current assets:
 Cash and cash equivalents....................   $105,441   $145,475   $123,947
 Short-term investments.......................     20,309     20,696         --
 Accounts receivable, net of allowances of
  $1,003, $1,273 and $2,765, respectively.....     11,188      7,535      8,060
 Merchandise inventory........................     20,826     23,408     18,555
 Property held for sale.......................         --         --      6,823
 Prepaid expenses and other current assets....      2,778      1,243      1,864
                                                ---------- ---------- ----------
   Total current assets.......................    160,542    198,357    159,249
Property and equipment, net...................     16,991     13,220      5,330
Investment in joint venture...................      1,160      1,800         --
Goodwill, net.................................     30,773     31,631     33,225
Other assets..................................      1,189        603        491
                                                ---------- ---------- ----------
   Total assets...............................   $210,655   $245,611   $198,295
                                                ========== ========== ==========
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable.............................    $39,811    $26,148    $17,031
 Accrued expenses.............................     19,469     17,586     15,179
 Deferred revenue.............................      4,076      1,836        503
 Reserves and liabilities related to
   restructuring..............................      2,423      6,517     17,226
                                                ---------- ---------- ----------
   Total current liabilities..................     65,779     52,087     49,939
                                                ---------- ---------- ----------

Long-term liabilities.........................      2,039      2,016        --
                                                ---------- ---------- ----------
Commitments and contingencies
  (Notes 10 and 16)

Stockholders' equity:
 Convertible preferred stock, $0.001 par
  value;  2,000,000 shares authorized; no
  shares issued and outstanding...............        --         --         --
 Common stock, $0.001 par value; 100,000,000
  shares authorized; 37,091,464, 36,646,252
  and 31,915,279 shares issued and
  outstanding, respectively...................         37         37         32
 Additional paid-in capital...................    321,012    317,928    225,692
 Accumulated deficit..........................   (178,212)  (126,457)   (77,368)
                                                ---------- ---------- ----------
   Total stockholders' equity.................    142,837    191,508    148,356
                                                ---------- ---------- ----------
   Total liabilities and stockholders' equity.   $210,655   $245,611   $198,295
                                                ========== ========== ==========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

EGGHEAD.COM, INC.

Supplementary Consolidated Statements of Operations
(In thousands, except per share data)

                                    Nine Months Ended
                                      September 30,        Year Ended December 31,
                                  --------------------- -------------------------------
                                     1999       1998       1998       1997      1996
                                  ---------- ---------- ---------- ---------- ---------
                                      (unaudited)
Revenue:
   Online........................  $360,198   $237,749   $352,491   $145,734   $13,981
   Retail........................       --      47,502        --     231,724   358,786
   Commission and other revenue..     8,468      2,664      3,981      4,602     2,217
                                  ---------- ---------- ---------- ---------- ---------
        Total revenue               368,666    287,915    356,472    382,060   374,984
                                  ---------- ---------- ---------- ---------- ---------
Cost of revenue:
   Online........................   347,055    213,852    320,086    127,352    12,354
   Retail........................       --      50,839        --     205,159   303,092
                                  ---------- ---------- ---------- ---------- ---------
        Total cost of revenue....   347,055    264,691    320,086    332,511   315,446
                                  ---------- ---------- ---------- ---------- ---------
Gross profit:
   Online........................    13,143     23,897     32,405     18,382     1,627
   Retail........................      --       (3,337)      --       26,565    55,694
   Commission and other revenue..     8,468      2,664      3,981      4,602     2,217
                                  ---------- ---------- ---------- ---------- ---------
        Total gross profit.......    21,611     23,224     36,386     49,549    59,538
                                  ---------- ---------- ---------- ---------- ---------
Operating expenses:
   Sales and marketing...........    66,631     46,941     62,272     64,920    66,355
   General and administrative....    15,291     15,391     18,783     17,262    15,587
   Engineering...................    11,176      7,728     11,821      7,700     9,534
   Amortization of goodwill......     1,289      1,280      1,708      1,009        --
   Merger costs..................       708        --         --         --         --
   Restructuring and impairment
     costs.......................    (2,735)    19,500        --      19,500    15,597
                                  ---------- ---------- ---------- ---------- ---------
        Total operating expenses.    92,360     90,840     94,584    110,391   107,073
                                  ---------- ---------- ---------- ---------- ---------
Income (loss) from operations....   (70,749)   (67,616)   (58,198)   (60,842)  (47,535)

Equity in net loss of joint
  venture........................      (640)      (200)      (200)       --         --
Interest and other income, net...     6,824      4,209      9,309      3,839     3,766
                                  ---------- ---------- ---------- ---------- ---------
Income (loss) from continuing
   operations before income
   taxes.........................   (64,565)   (63,607)   (49,089)   (57,003)  (43,769)

Provision for income taxes.......       --         --         --         --      4,831
                                  ---------- ---------- ---------- ---------- ---------
Net loss from continuing
   operations before
   discontinued operations and
   change in accounting
   principle.....................   (64,565)   (63,607)   (49,089)   (57,003)  (48,600)

Discontinued operations:
   Gain on disposal of
     discontinued operations,
     net of tax expense of
     $14,249.....................       --         --         --         --     22,286
   (Loss) income from
     discontinued  operations,
     net of tax (benefit)
     expense of $0, $0, $0, $0
     and $(7,833), respectively..       --       4,300        --       4,300   (12,254)
                                  ---------- ---------- ---------- ---------- ---------
Net loss before cumulative
   effect of change in
   accounting principle..........   (64,565)   (59,307)   (49,089)   (52,703)  (38,568)

Cumulative effect of change in
   accounting principle, net
   of tax of $451................       --         --         --         --       (711)
                                  ---------- ---------- ---------- ---------- ---------
Net loss.........................  ($64,565)  ($59,307)  ($49,089)  ($52,703) ($39,279)
                                  ========== ========== ========== ========== =========
Earnings (loss) per share- basic
   and diluted:
  Continuing operations..........    ($1.80)    ($1.97)    ($1.50)    ($2.07)   ($2.21)
  Discontinued operations:
    Gain on disposal of
      discontinued operations....       --         --         --         --       1.01
    (Loss) income from
      discontinued operations....       --        0.13        --        0.16     (0.55)
    Change in accounting
      principle..................       --         --         --         --      (0.03)
                                  ---------- ---------- ---------- ---------- ---------
Net loss per share - basic and
   diluted.......................    ($1.80)    ($1.84)    ($1.50)    ($1.91)   ($1.78)
                                  ========== ========== ========== ========== =========
Weighted average common shares:
   Basic and duluted.............    35,958     32,229     32,834     27,588    22,023
                                  ========== ========== ========== ========== =========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

EGGHEAD.COM, INC.

Supplementary Consolidated Statements of Cash Flows
(In thousands)

                                          Nine Months Ended
                                            September 30,        Years Ended December 31,
                                        --------------------- --------------------------------
                                           1999       1998       1998       1997       1996
                                        ---------- ---------- ---------- ---------- ----------
                                            (unaudited)
Cash flows from operating
 activities:
  Net loss.............................  ($64,565)  ($59,307)  ($49,089)  ($52,703)  ($39,279)
  Adjustments to reconcile net
   loss  to net cash used in
   operating activities:
    Old Egghead loss for the
      quarter ended  April 3,
      1999 and March 28, 1998..........    12,810     35,040        --         --         --
    Depreciation and amortization......     4,688      2,869      6,081      6,425      7,157
    Equity in net loss of joint
      venture..........................       640        200        200        --         --
    Interest on long-term
      liabilities......................        23        --          16        --         --
    Deferred rent and other............       --         --         --        (435)      (465)
    Deferred income taxes..............       --         --         --         --      10,750
    Gain on sale of equity
      investment.......................       --         --      (3,349)       --         --
    Restructuring charges..............       --         --         --      32,591     23,000
    Provisions for asset impairment....       --         --         --         --       2,343
    Gain on sale of CGE division,
      before taxes.....................       --         --         --         --     (36,535)
    (Gain) loss on sale of assets......       --        (275)      (272)       216      2,490
    Changes in assets and
      liabilities:
       Accounts receivable, net........    (3,653)     1,164        525     10,252      5,789
       Merchandise inventory...........     2,582    (11,325)    (4,853)    25,835     28,976
       Prepaid expenses and other
         assets........................    (2,121)       468        509      1,526      2,553
       Accounts payable................    13,663      3,907      9,117    (25,438)   (74,208)
       Accrued expenses................     1,883      2,823      3,232      2,769     (6,905)
       Deferred revenue................     2,240        927      1,333       (101)       602
       Reserves and liabilities
         related to restructuring......    (4,094)    (8,596)   (10,709)   (11,157)       --
       Current liabilities for
         discontinued operations.......       --         --         --      (7,648)    67,101
                                        ---------- ---------- ---------- ---------- ----------
      Net cash used in operating
         activities....................   (35,904)   (32,105)   (47,259)   (17,868)    (6,631)
                                        ---------- ---------- ---------- ---------- ----------
Cash flows from investing activities:
  Purchase of short-term
    available-for-sale investments.....   (19,033)   (21,871)   (31,649)       --         --
  Proceeds from sales of short-term
    available-for-sale investments.....    19,420      5,021     10,953        --         --
  Proceeds from sale of equipment......       --       7,102      7,110         87      1,757
  Proceeds from sale of equity
    investment.........................       --         --       3,348        --         --
  Proceeds from sale of CGE division...       --         --         --         --      45,000
  Purchase of property and equipment...    (7,601)    (4,603)   (13,217)    (4,397)    (5,697)
                                        ---------- ---------- ---------- ---------- ----------
      Net cash used in investing
         activities....................    (7,214)   (14,351)   (23,455)    (4,310)    41,060
                                        ---------- ---------- ---------- ---------- ----------
Cash flows from financing activities:
  Proceeds from issuance of common
    stock and exercise of warrants,
    net................................     3,084     12,167     92,242     65,948        394
  Proceeds from issuance of
    preferred stock and warrants.......       --         --         --         --       2,345
  Proceeds from stockholder note
    receivable, net....................       --         --         --         100        --
  Payment of capital leases............       --         --         --        (125)      (306)
  Payment on notes payable of
    acquired subsidiary................       --         --         --      (6,000)       --
  Advances due related parties, net....       --         --         --         --        (270)
                                        ---------- ---------- ---------- ---------- ----------
      Net cash provided by financing
         activities....................     3,084     12,167     92,242     59,923      2,163
                                        ---------- ---------- ---------- ---------- ----------
Net increase (decrease) in cash and
  cash equivalents.....................   (40,034)   (34,289)    21,528     37,745     36,592
Cash and cash equivalents at
  beginning of period..................   145,475    123,947    123,947     86,202     49,610
                                        ---------- ---------- ---------- ---------- ----------
Cash and cash equivalents at end of
  period...............................  $105,441    $89,658   $145,475   $123,947    $86,202
                                        ========== ========== ========== ========== ==========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

EGGHEAD.COM, INC.

Supplementary Consolidated Statements of Stockholders' Equity
(In thousands)

                                        Convertible
                                      Preferred Stock   Common Stock    Notes   Additional
                                     ---------------- ---------------- Receiv-   Paid-in  Accumulated
                                      Shares  Amount   Shares  Amount    able    Capital    Deficit     Total
                                     -------- ------- -------- ------- -------- --------- ----------- ---------
Balance at December 31, 1995........     --     $ --   21,958     $22    $ --   $124,279     $14,549  $138,850
Issuance of common stock............     --       --       20      --     (100)      100         --        --
Issuance of common stock pursuant
   to employee benefit plans........     --       --       40      --      --        369         --        369
Issuance of common stock upon the
   exercise of warrants.............     --       --      100      --      --         25         --         25
Issuance of Series A convertible
   preferred stock and warrants
   for cash.........................     365       1       --      --      --      2,344         --      2,345
Translation adjustment..............     --       --       --      --      --         --          65        65
Net loss............................     --       --       --      --      --         --     (39,279)  (39,279)
                                     -------- ------- -------- ------- -------- --------- ----------- ---------
Balance at December 31, 1996........     365       1   22,118      22     (100)  127,117     (24,665)  102,375
Issuance of Series B convertible
   preferred stock pursuant to
   exercise of warrants.............     203       1       --      --      --      1,945         --      1,946
Issuance of common stock upon
   initial public offering, net
   of issuance costs................     --       --    2,875       3      --     14,805         --     14,808
Conversion of Series A and B
   convertible preferred stock
   into common stock upon initial
   public offering..................    (568)     (2)   1,704       2      --         --         --        --
Issuance of common stock upon
   secondary offering, net of
   issuance costs...................     --       --    1,709       2      --     45,128         --     45,130
Issuance of common stock
   pursuant to employee
   benefit plans....................     --       --      509      --      --      4,125         --      4,125
Issuance of common stock for
   acquisition of subsidiary........     --       --    3,001       3      --     32,572         --     32,575
Repayment of note receivable
   from stockholder.................     --       --       --      --      100        --         --        100
Net loss............................     --       --       --      --      --         --     (52,703)  (52,703)
                                     -------- ------- -------- ------- -------- --------- ----------- ---------
Balance at December 31, 1997........     --       --   31,916      32      --    225,692     (77,368)  148,356
Issuance of common stock upon
   secondary offering, net of
   issuance costs...................     --       --    3,249       3      --     72,901         --     72,904
Issuance of common stock pursuant
   to employee benefit plans........     --       --    1,538       2      --     19,877         --     19,879
Retirement of common stock in
   final settlement of
   acquisition of subsidiary........     --       --      (57)     --      --       (542)        --       (542)
Net loss............................     --       --       --      --      --         --     (49,089)  (49,089)
                                     -------- ------- -------- ------- -------- --------- ----------- ---------
Balance at December 31, 1998........     --       --   36,646      37      --    317,928    (126,457)  191,508

Issuance of common stock
   pursuant to  employee
   benefit plans (unaudited)........     --       --      445      --      --      3,084         --      3,084
Old Egghead net loss for
   quarter ended  March  31,
   1999 (unaudited).................     --       --       --      --      --         --      12,810    12,810
Net loss (unaudited)................     --       --       --      --      --         --     (64,565)  (64,565)
                                     -------- ------- -------- ------- -------- --------- ----------- ---------
Balance at September 30, 1999
  (unaudited).......................     --     $ --   37,091     $37    $ --   $321,012   ($178,212) $142,837
                                     ======== ======= ======== ======= ======== ========= =========== =========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Egghead.com, Inc. (the "Company") is an Internet retailer selling retail and wholesale goods to businesses, resellers and consumers through its online superstores and online auction and surplus web pages. Through its online superstores, the Company sells new, current-version computer equipment and related products. Through its online auction and surplus web pages, the Company sells excess merchandise and services, such as refurbished and close-out products. Merchandise sold in auction and surplus includes computers and computer related products, consumer electronics, sporting goods and travel. The Company conducts its business within one industry segment.

The Company was incorporated in California in July 1994 and commenced operations in May 1995 as Onsale, Inc. ("Onsale"). In March 1997, the Company reincorporated in Delaware and exchanged each share of each series of stock of the predecessor company into one share of each corresponding series of stock of the Delaware successor.

On November 19, 1999, the Company acquired Egghead.com, Inc. ("Old Egghead") and changed its name from Onsale, Inc. to Egghead.com, Inc. This acquisition was accounted for as a pooling of interests. The supplementary consolidated financial statements for the nine months ended September 30, 1999 and 1998 and each of the three years in the period ended December 31, 1998 and the accompanying notes reflect the Company's financial position and results of operations as if Old Egghead was a wholly-owned subsidiary of the Company since inception. Old Egghead used a 52/53 week fiscal year that ended on the Saturday nearest March 31; for convenience, these fiscal years are referred to as "March 31." The accompanying supplementary consolidated financial statements combine the financial position of Old Egghead as of September 30, 1999 and March 31, 1999 and 1998 with the financial position of Onsale as of September 30, 1999, December 31, 1998 and 1997, respectively. The results of operations of Old Egghead for the nine months ended September 30, 1999 and 1998 and fiscal years ended March 31, 1999, 1998 and 1997 are combined with Onsale's results of operations for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, and 1996, respectively. The operations of Old Egghead for the three month period ended March 31, 1999, resulting in net sales and a net loss of $42.3 million and $12.8 million, respectively, have been included in the statement of operations for the year ended December 31, 1998 and for the nine-month period ended September 30, 1999. The operations of Old Egghead for the three month period ended March 31, 1998, resulting in net sales and a net loss of $74.5 million and $35.0 million, respectively, have been included in the statement of operations for the year ended December 31, 1997 and for the nine-month period ended September 30, 1998.

The components of the consolidated results of operations of Onsale and Old Egghead prior to the date of acquisition are as follows (in thousands):

                            Nine Months Ended
                              September 30,      Years Ended December 31,
                          ------------------- -----------------------------
                            1999      1998      1998      1997      1996
                          --------- --------- --------- --------- ---------
                              (unaudited)
Net revenues:
  Onsale.............     $242,435  $148,790  $207,751   $88,981   $14,269
  Old Egghead........      126,231   139,125   148,721   293,079   360,715
                          --------- --------- --------- --------- ---------
                          $368,666  $287,915  $356,472  $382,060  $374,984
                          ========= ========= ========= ========= =========

Net income (loss):
  Onsale.............     ($33,556) ($11,519) ($14,666)  ($2,472)     $361
  Old Egghead........      (31,009)  (47,788)  (34,423)  (50,231)  (39,640)
                          --------- --------- --------- --------- ---------
                          ($64,565) ($59,307) ($49,089) ($52,703) ($39,279)
                          ========= ========= ========= ========= =========

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company's revenue is currently derived from online sales of merchandise and from commission and other revenue. Prior to February 1998, the Company also derived revenue from retail sales through Old Egghead's retail stores and catalog/mail-order operations. Online sales include sales of purchased inventory and sales of inventory placed on consignment with the Company. Commission and other revenue consist of commissions on agency transactions and advertising revenue.

Purchased inventory

For sales of purchased inventory, the Company conducts online sales, bills the customer, ships the merchandise to the customer and processes merchandise returns. The Company recognizes the full sales amount as revenue upon authorization of the credit card transaction and shipment of the merchandise. The Company bears both inventory and credit risk with respect to sales of its inventory. When credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

Consignment inventory

For sales of consignment inventory (where physical possession of the merchandise may be maintained by the Company or by the vendor), the Company is not obligated to take title to the merchandise until sold. Upon completion of a consignment sale, the Company takes title to the merchandise, charges the customer's credit card and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. The Company pays the vendor for the merchandise. The Company records the full sales amount as revenue upon authorization of the credit card and shipment of the merchandise. In consignment transactions, the Company is at risk of loss for collecting all sales proceeds, delivery of the merchandise and returns from customers. When credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

Sales returns

For online sales, the Company will allow customers to return products in certain circumstances. Accordingly, the Company provides for allowances for estimated future returns at the time of shipment based on historical experience.

Retail

Until February 1998, Old Egghead recognized revenue on its retail stores and catalog/mail-order operations when the product was picked up by or shipped to its customer. A provision for sales returns and allowance was recorded based on historical experience.

Commission and other revenue

In agency transactions, the Company conducts online sales and processes orders in exchange for a commission on the sale of the supplier's merchandise. Under this arrangement, at the conclusion of a sale, the Company forwards the order information to the supplier, who then charges the customer's credit card and ships the merchandise to the customer. In an agency transaction, the Company does not take title to or possession of the merchandise, and the supplier bears all of the risk of credit card chargebacks and customer returns.

Egghead also earns revenue from the sale of advertisements on its web site. These revenues are recognized as the advertisement is displayed.

Cash, cash equivalents and short-term investments

Cash and cash equivalents consist of cash on deposit with banks and highly liquid investments with an original maturity of three months or less from the date of purchase. The Company's short-term investments consist of certificates of deposit, commercial paper and debt securities with remaining maturities between 90 and 365 days. The Company classifies all short-term investments as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires the Company to account for its investments at fair market value as of the balance sheet date and record unrealized gains and losses in stockholders' equity. Realized gains and losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred. As of September 30, 1999 and December 31, 1998 and 1997, the Company had restricted cash of approximately $1.8 (unaudited), $2.5 and $1.6 million, respectively.

Merchandise inventory

Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

Property and equipment

Property and equipment including leasehold improvements and capitalized software are stated at cost less accumulated depreciation and amortization. Depreciation of equipment, furniture and fixtures and software is computed using the straight-line method over the estimated useful lives ranging from two to seven years. Depreciation of buildings is provided using the straight-line method over their estimated useful lives of up to 30 years. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the lease term or the assets' estimated useful lives.

The Company applies the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company adopted SFAS No. 121 in 1996, resulting in a charge of $0.7 million, after tax, or $0.03 per share, for the cumulative effect of the change in accounting principle.

Goodwill

The purchase price of net assets of businesses acquired in purchase transactions is allocated based on the fair value of the assets at the date of acquisition. Goodwill is amortized over 20 years. Goodwill at December 31, 1998 and 1997 was $31.6 million and $33.2 million, net of accumulated amortization of $2.7 million and $1.0 million, respectively. The Company periodically reviews goodwill for possible impairment. As a result of the completion of the merger, the Company wrote-off the remaining goodwill balance as discussed in Note 16.

Comprehensive Income

The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130") in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss) which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. During the year ended December 31, 1998 the Company's comprehensive loss consisted of its net loss and an insignificant unrealized gain on short-term available-for-sale securities.

Advertising costs

All advertising costs are expensed as incurred. The Company does not incur any significant direct-response advertising costs. For the years ended December 31, 1998, 1997 and 1996 advertising costs totaled $23.6, $19.4 and $35.8 million, respectively.

Capitalized Software Development for Internal Use

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company adopted SOP 98-1 in 1998.

In 1998, the Company capitalized software costs related to internally developed or purchased software in accordance with SOP 98-1 in the amount of $6.2 million. Amounts capitalized are amortized on a straight-line basis over three years. Amortization expense for the year ended December 31, 1998 was approximately $1.7 million.

Engineering expenses

Engineering expenses include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's web site. Engineering costs are expensed as incurred, except for engineering costs capitalized in accordance with SOP 98-1 beginning in 1998.

Income taxes

The Company provides for income taxes using the asset and liability approach that recognizes deferred income tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities using the currently enacted tax rates and laws. A valuation allowance is provided for deferred tax assets when it is more likely than not, based on currently available evidence, that some portion or all of the deferred tax assets will not be realized.

Dependence on merchandise vendors

The Company does not manufacture any of the merchandise that it sells. The Company's strategy has been to develop and maintain relationships with brokers, original equipment manufacturers and distributors to secure a continuing supply of merchandise to be auctioned or sold directly to the public.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company's accounts receivable include: 1) receivables from a credit card vendor for customer charges; 2) receivables from vendors and other businesses for advertising on the Company's web site; 3) commissions from agency transactions earned from suppliers located in the United States and Canada; 4) receivables from vendors for returned merchandise; and 5) receivables for sales to small business, educational institutions and governmental entities. The Company generally requires no collateral from its vendors and customers. Online sales are made through credit cards or on open account and are approved prior to shipment of merchandise. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and potential credit losses. At December 31, 1998, the receivable from a major credit card vendor was approximately $2.3 million, or 21% of the total accounts receivable balance.

Basic and diluted net income (loss) per share

The Company calculates earnings (loss) per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the Company to report both basic earnings per share and diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed using the weighted average number of common and potentially dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). During the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, options to purchase approximately 4.8 million (unaudited), 4.1 million (unaudited), 4.0 million, 4.2 million and 3.6 million shares, respectively, were outstanding but not included in the computation because they were antidilutive.

Stock-based compensation

The Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees", and its related interpretations and complies with the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation."

Management estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior years' balances have been reclassified to conform with the current year's presentation.

Unaudited Interim Financial Statements

The supplementary consolidated statements of operations and of cash flows for the nine month periods ended September 30, 1999 and 1998 and supplementary consolidated balance sheet and statement of changes in stockholders' equity at September 30, 1999 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Company's management, necessary for the fair presentation of the Company's results of operations. All financial statement disclosures related to the nine month periods ended September 30, 1999 and 1998 are unaudited.

NOTE 2 - DETAILS OF BALANCE SHEET COMPONENTS

                                         December 31,
                                    -------------------
                                      1998      1997
                                    --------- ---------
                                       (in thousands)

Property and equipment:
  Computer equipment................  $7,910    $3,865
  Software..........................   7,891     1,757
  Furniture and fixtures and
    telecommunications equipment....   3,168     2,023
  Land and buildings................     563     1,569
  Leasehold improvements............   1,868       486
                                    --------- ---------
                                      21,400     9,700
Less: accumulated depreciation and
    amortization....................  (8,180)   (4,370)
                                    --------- ---------
Property and equipment, net......... $13,220    $5,330
                                    ========= =========

Property held for sale at December 31, 1997 includes Old Egghead's headquarters building in Liberty Lake, Washington. See Note 13.

Accrued expenses included $3.0 million and $3.2 million for accrued compensation and benefits at December 31, 1998 and 1997, respectively, and reserves related to discontinued operations of $2.6 million and $4.1 million at December 31, 1998 and 1997, respectively.

NOTE 3 - INVESTMENT IN JOINT VENTURE

On May 15, 1998, the Company entered into a joint venture agreement with Softbank Corporation to perform on-line auctions for the Japanese market, resulting in the formation of Onsale Japan K. K., which commenced operations in the third quarter of 1998. The Company owns a 40% interest in the joint venture and accounts for its interest using the equity method of accounting and, as such, Onsale recognizes its share of net profits or losses of the joint venture as an adjustment to its initial investment amount. The Company's initial investment of $2.0 million was funded through a note payable to Softbank Corporation denominated in U.S. dollars. The principal and accrued interest thereon is due the earlier of the closing date of an initial public offering of the joint venture or in December 2002. Interest accrues at a fluctuating rate equal to the short-term prime rate of the Dai-ichi Kangyo Bank in Tokyo, Japan (1.7% as of December 31, 1998). This note has no right of offset against the Company's investment in the joint venture.

NOTE 4- RELATED PARTY TRANSACTIONS

From inception (July 1994) through mid-1996, two of the Company's significant stockholders provided certain advances in the aggregate amount of $496,000 to the Company for working capital and property and equipment purchases. The advances did not bear interest. The Company repaid these advances in December 1996.

In June 1996, two of the Company's significant stockholders agreed to act as guarantors of the Company's obligations under the Company's agreement with First USA Merchant Services, Inc. ("First USA") to have First USA process credit card transactions for the Company. The two stockholders are each liable to First USA for any liability or indebtedness the Company owes to First USA.

In the fourth quarter of 1998, the Company entered into a five year secured loan agreement with one of the officers of the Company and loaned the officer $250,000 for housing assistance related to his relocation and employment. This loan is recorded as a long-term note receivable and requires quarterly interest payments computed at an annual interest rate of 4.46%.

NOTE 5 - CONVERTIBLE PREFERRED STOCK AND WARRANTS

The certificate of incorporation of the Company, as amended, authorized 2,000,000 shares of convertible preferred stock, of which 600,000 and 204,521 shares had been designated as Series A and Series B, respectively. In September 1996, the Company issued 365,191 shares of its Series A convertible preferred stock (Series A shares) at a purchase price of $6.39 per share for aggregate proceeds of $2.3 million. In connection with the issuance of the Series A shares, the Company issued warrants to two investors to purchase an aggregate of up to 202,910 shares of the Company's Series B convertible preferred stock at $9.59 per share. On March 12, 1997, the investors exercised these warrants in full. The aggregate proceeds to the Company were approximately $1.9 million. In April 1997, upon the closing of the Company's initial public offering, these shares of Series A and Series B convertible preferred stock converted automatically into 1,704,303 shares of Common Stock.

NOTE 6 - COMMON STOCK

In April 1997, the Company completed its initial public offering and issued 2,500,000 shares of its common stock to the public at a price of $6.00 per share. The Company received approximately $12.7 million of cash, net of the underwriting discount and offering expenses. On May 21, 1997, the Company's underwriters exercised an option to purchase an additional 375,000 shares of common stock, to cover over-allotments, at a price of $6.00 per share. The Company received approximately $2.1 million of cash, net of the underwriting discount and offering expenses.

In October 1997, the Company completed a secondary offering of 2,300,000 shares of common stock to the public at a price of $28.25 per share; 1,709,300 of these shares were sold by the Company and the remaining 590,700 shares were sold by certain selling stockholders. The Company received approximately $45.1 million of cash, net of the underwriting discount and offering expenses.

In March 1999, Old Egghead issued 3,249,000 shares of its common stock through a secondary offering, resulting in net proceeds of approximately $72.9 million.

NOTE 7 - EMPLOYEE BENEFIT PLANS

Stock Option Plans

In connection with the acquisition of Old Egghead, the Company assumed Old Egghead's 1997 Non-officer Employee Stock Option Plan, the Surplus Software, Inc. 1996 Stock Option Plan, the Non-employee Director Stock Option Plan and the Amended and Restated 1993 Stock Option Plan (collectively, the "Plans"). The options that were issued under the Plans have retained their original option dates, option term and vesting schedules. The options generally vest over four years and terminate after 10 years. At December 31, 1998, 886,534 shares were reserved for issuance under the Plans.

Under the Company's 1995 Equity Incentive Plan (the "1995 Plan"), shares of common stock are reserved for issuance pursuant to stock options, restricted stock and stock bonuses that may be granted to employees, directors and consultants. On May 18, 1998, stockholders approved an amendment to the 1995 Plan to increase the total number of shares of common stock reserved for issuance under this plan from 3.5 million shares to 5.3 million shares. In May 1999, the stockholders approved approximately 392,000 additional shares (unaudited) and that the number of shares available for issuance be increased automatically by an amount equal to 4% of the oustanding shares of the Company's common stock as of the last day of the prior year. In September 1999, the Company's Board of Directors approved an additional 950,000 shares (unaudited) to be authorized and reserved for issuance under the 1995 Plan. Incentive stock options must be granted with exercise prices of at least the fair market value of the Company's common stock on the date of grant (at least 110% of the fair market value of the Company's common stock in the case of holders of more than 10% of the Company's voting stock), and nonqualified stock options must be granted with exercise prices of at least 85% of fair market value of the Company's common stock on the date of grant. Options generally vest over a 48- month period and expire at the conclusion of terms not exceeding ten years from the date of grant. At December 31, 1998, 1,904,722 shares were reserved for issuance under the 1995 Plan.

Directors stock option plan

In December 1996, the Company's Board of Directors adopted the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved 100,000 shares of common stock for issuance thereunder. The Company's stockholders approved the Directors Plan in January 1997. Only outside directors may be granted options under the Directors Plan. The Directors Plan provides for an initial grant to outside directors of 15,000 shares. In addition, the Directors Plan provides for automatic annual grants of 5,000 shares thereafter. The exercise price must be 100% of the fair market value of the Company's common stock on the date of grant. The options vest over a 48-month period and expire ten years from the date of grant. At December 31, 1998, there were options to purchase 22,410 shares of common stock with exercise prices ranging from $14.01 to $30.44, of which 5,144 options were exercisable.

Employee stock purchase plan

In December 1996, the Company's Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 150,000 shares of common stock for issuance thereunder. The Company's stockholders approved the Purchase Plan in January 1997. On May 18, 1998, the stockholders approved an amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance by 150,000 shares to 300,000 shares and to provide that the number of shares reserved for issuance thereunder will be increased automatically at the beginning of each year by an amount equal to 1.5% of the outstanding shares of the Company as of the last day of the prior year. The Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of their annual compensation not to exceed $21,250. Eligible employees may purchase up to 1,500 shares in any calendar year. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. Each offering period will have a maximum duration of 24 months and shares of common stock will be purchased for each participant at semi-annual intervals during each offering period. At December 31, 1998, 192,825 shares were reserved for future issuance under this plan.

A summary of stock option activity under the Plans, the 1995 Plan and the Directors Plan is as follows:

                                                   Weighted
                                                   Average
                                      Options      Exercise
                                    Outstanding     Price
                                    -----------   ----------
Balance at December 31, 1995......   2,247,629       $10.73

   Granted (1)....................   2,038,991         8.26
   Exercised......................     (30,758)        6.86
   Canceled.......................    (627,398)       15.76
                                    -----------   ----------
Balance at December 31, 1996......   3,628,464         8.61

   Granted........................   1,890,614         8.69
   Exercised......................    (477,566)        9.70
   Canceled.......................    (837,701)       14.08
                                    -----------   ----------
Balance at December 31, 1997......   4,203,811         8.78

   Granted........................   1,891,199        20.84
   Exercised......................  (1,418,658)       13.28
   Canceled.......................    (642,739)        9.63
                                    -----------   ----------
Balance at December 31, 1998......   4,033,613       $12.66
                                    ===========   ==========

(1) 565,000 options granted to an officer during 1996 vest over 18 months with 565,000, 465,334 and 166,336 vested as of December 31, 1998, 1997 and 1996, respectively.

The weighted-average grant-date fair value of options granted during 1998 was $17.92.

At December 31, 1997, 1.9 million options were fully vested and exercisable at prices ranging from $0.03 to 35.40. At December 31, 1996, 1.4 million options were fully vested and exercisable at prices ranging from $0.03 to 35.40.

The following table summarizes information about stock options outstanding as of December 31, 1998:

                         Options Outstanding
                  ---------------------------------
                               Weighted                Options Exercisable
                                Average              ---------------------
                               Remaining  Weighted               Weighted
                              Contractual  Average                Average
    Range of        Number       Life     Exercise     Number    Exercise
 Exercise Prices  Outstanding   (years)     Price    Exercisable   Price
----------------- ----------- ----------- ---------  ----------- ---------
 $0.03  -   0.03     594,800         6.9     $0.03      409,441     $0.03
 $0.07  -   0.17      68,766         7.4     $0.40       23,175     $0.38
 $1.50  -   2.28     156,337         7.8     $1.73       56,665    $17.60
 $3.50  -   6.63     203,466         8.3     $5.44       35,804     $5.48
 $7.00  -   9.73     909,588         8.0     $8.88      705,609     $9.14
$10.40  -  14.75     748,237         9.3    $13.55       93,988    $12.54
$15.25  -  18.13     530,468         9.2    $17.04      114,176    $17.16
$18.50  -  22.13     318,833         9.4    $21.56       44,490    $21.16
$22.40  -  33.25     366,220         9.4    $26.90       39,637    $27.41
$33.39  -  63.50     136,898         9.5    $39.46       14,192    $33.61
                  -----------                        -----------
                   4,033,613                          1,537,177
                  ===========                        ===========

Option Repricing

In April 1997, the Compensation Committee of the Old Egghead Board of Directors approved a plan pursuant to which certain executive officers and employees were offered an opportunity to exchange options having exercise prices in excess of the then-current fair market value for new options having an exercise price of $7.74 per share. Recipients of the repriced replacement options received credit for vesting under the original options, but could not exercise the new options for a one-year period following their date of grant.

Fair Value Disclosures

SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the disclosure of pro forma net earnings and earnings per share as if the Company had adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

The fair value of options granted under the 1995 Plan and stock purchase rights under the Purchase Plan for fiscal years 1998 and 1997 has been estimated at the date of grant using a Black-Scholes option pricing model. The following assumptions were used for the 1995 Plan and Director's Plan: dividend yield of 0.0%; risk-free interest rates of 5.1%, 6.4% and 6.3% in 1998, 1997 and 1996, respectively; a weighted average expected option term of five years; and expected volatility of 100% in 1998 and 70% in 1997 and 0% in 1996. The following assumptions were used for the Purchase Plan: dividend yield of 0.0%; risk free interest rates of 5.7% in 1998 and 6.0% in 1997; a weighted average expected option term of two years; and volatility of 100% in 1998 and 70% in 1997.

The fair value of options granted under Old Egghead's Plans for fiscal years 1998, 1997 and 1996 has been estimated at the date of grant using a Black- Scholes option pricing model. The following assumptions were used for the Plans: dividend yield of 0.0%; risk-free interest rates of 5.4%, 6.3% and 5.6% in 1998, 1997 and 1996, respectively; a weighted average expected option term of 4.3, 3.5 and 4.4 years in 1998, 1997 and 1996, respectively; and volatility of 96%, 70% and 67% in 1998, 1997 and 1996 respectively.

Had compensation cost been recognized in accordance with SFAS 123, the pro forma results would have been a net loss of $56.5 million or $(1.72) per basic and diluted share in 1998, a net loss of $57.5 million or $(2.08) per basic and diluted share in 1997, and a net loss of $40.5 million or $(1.84) per basic and diluted share in 1996.

Because the determination of the fair value of the options granted for all periods presented is based on the assumptions set forth above, the above pro forma disclosures may not be indicative of the pro forma effects of option grants on reported net income (loss) for future years.

NOTE 8 - 401(k) PLAN

Effective November 1996, the Company adopted the Onsale 401(k) Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company's contributions for all periods presented were not significant.

The Company assumed Old Egghead's 401(k) plan ("the Old Egghead 401(k) Plan") upon consummation of the acquisition of Old Egghead. In the Old Egghead 401(k) Plan, employee contributions were matched by the Company at 25% of the employee's contribution up to 5% of their compensation upon the employee's completion of six months of full-time employment or one year of eligibility service. Contributions are fully vested upon the completion of five years of service. Contributions were approximately $466,000 in 1996 and were insignificant in 1997 and 1998.

NOTE 9 - INCOME TAXES

The provision (benefit) for income taxes consisted of the following (in thousands):

                                    Years Ended December 31,
                                 -----------------------------
                                   1998      1997      1996
                                 --------- --------- ---------
Current:
   Federal..................       $  --      ($106)     $117
   State....................          --        --         32
                                 --------- --------- ---------
                                      --       (106)      149
                                 --------- --------- ---------

Deferred:
   Federal..................       $  --        $95    $4,075
   State....................          --         11       607
                                 --------- --------- ---------
                                      --        106     4,682
                                 --------- --------- ---------
                                   $  --     $  --     $4,831
                                 ========= ========= =========

The provision (benefit) for income taxes differs from the amount determined by applying the U.S. statutory income tax rate to income before income taxes as summarized below (in thousands):

                                    Years Ended December 31,
                                 -----------------------------
                                   1998      1997      1996
                                 --------- --------- ---------
Tax benefit at statutory
  rate........................   ($16,690) ($19,381) ($14,882)
Non-recognition of benefit
  of operating losses.........     16,648    19,574    21,171
Refund due to NOL carryback
  of tax benefit..............        --       (106)      --
Other.........................         42       (87)   (1,458)
                                 --------- --------- ---------
                                   $  --     $  --     $4,831
                                 ========= ========= =========

Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company provides a valuation allowance for the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management believes that the available objective evidence creates sufficient uncertainty regarding the realizability of deferred tax assets such that a full valuation allowance is required at December 31, 1998.

Significant components of the Company's deferred tax assets are as follows (in thousands):

                                              December 31,
                                           -------------------
                                             1998      1997
                                           --------- ---------
Net operating loss carryforwards.....       $38,551   $23,274
Reserves and accruals................        10,952    13,904
Other................................            85        20
                                           --------- ---------
                                             49,588    37,198
Valuation allowance..................       (49,588)  (37,198)
                                           --------- ---------
                                             $  --     $  --
                                           ========= =========

The Company has a net operating loss carryforward for federal tax purposes of approximately $115.5 million, which will expire beginning in 2011.

During 1997 and 1996, the Company made cash payments for income taxes of $250,000 and $732,000, respectively.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

CREDIT LINE FOR INVENTORY FINANCING. At December 31, 1998, the Company had a credit line of $5.0 million for the financing of inventory. The terms to such financing vary depending on the vendor terms. The credit line is secured by the inventory purchased through the agreement with the lender. The lender has reserved the right to discontinue the inventory financing at any time at its discretion. At December 31, 1998, there was approximately $116,000 outstanding under this line of credit.

LEASE COMMITMENTS. The Company leases office space for its corporate headquarters and warehouse. These leases expire at various times from one year to six years. Future annual minimum lease payments under all non-cancelable operating leases as of December 31, 1998 were as follows (in thousands):

   Years ending December 31,
--------------------------------
      1999...............................    $2,012
      2000...............................     1,825
      2001...............................     1,600
      2002...............................     1,513
      2003...............................       605
                                           ---------
                                             $7,555
                                           =========

Total rent expense for the years ended December 31, 1998, 1997, and 1996 was approximately $2.8 million, $8.3 million and $15.5 million, respectively.

The Company has recorded a liability for retail stores and distribution facility lease terminations in connection with its retail restructurings. See Note 12.

SPONSORSHIP AGREEMENTS. The Company has entered into certain sponsorship agreements on specific web sites requiring minimum payments of $6.5 million and, under certain conditions, incremental fees based on the volume of traffic to its web site. These agreements expire at various times from March to December 2001.

LITIGATION. From time to time the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

NOTE 11 - ACQUISITION

On August 14, 1997, Old Egghead acquired Surplus Direct by issuing 3,000,652 shares of common stock, valued at approximately $32.6 million, and 163,348 options to purchase common stock. The transaction included payment of $6.0 million of Surplus Direct debt. At the time, Surplus Direct was engaged in direct marketing of off-price computer hardware and software through catalogs and two Internet commerce sites. This acquisition was recorded using the purchase method of accounting. Operating results of Surplus Direct are included in the statement of operations from the date of acquisition. An excess purchase price of approximately $34.2 million, over identifiable assets, was determined based on the fair values of assets acquired and liabilities assumed. This goodwill is being amortized over 20 years. In January 1999, the Company received and subsequently retired 56,497 shares of Common Stock originally issued in connection with the Surplus Direct acquisition in settlement of certain pre-acquisition contingencies.

NOTE 12 - RESTRUCTURING AND REORGANIZATION

In the fourth quarter of 1996, Old Egghead recorded a $24.0 million restructuring and impairment charge to reorganize its operations. This plan involved, among other things, closing 70 of the 156 Old Egghead retail stores, a significant reduction in its headquarters staff and the closure of its Lancaster, Pennsylvania distribution center. This charge included $6.2 million for the liquidation of inventory, $5.8 million in settlement of store and warehouse leases, $4.4 million for fixed asset dispositions and miscellaneous expenses, $3.3 million of store closing costs and related fixed asset dispositions, $3.3 million for severance and related benefits and $1.0 million in disposition and impairment of real estate. The $24.0 million restructuring charge was recorded as a $6.2 million charge to gross profit, a $1.8 million charge to selling and marketing expenses, a $0.3 million charge to general and administrative expenses and a $15.6 million charge to restructuring and impairment charges. The Company anticipates that the remaining payables as of December 31, 1998, related to the restructuring, consisting primarily of $0.3 million in lease obligations will be substantially settled by the end of 1999.

In the fourth quarter of 1997, Old Egghead recorded a $37.6 million restructuring charge to reorganize its operations for a plan involving, among other things, closing the remaining Old Egghead retail stores, a significant reduction in its headquarters staff and the closure of its Sacramento, California distribution center. This charge included approximately $17.1 million for retail lease terminations and related fixed asset disposals, $10.0 million for store closing costs, $6.2 million for the liquidation of inventory, $2.1 million for the closure of the Sacramento distribution center and $2.2 million in severance, fixed asset disposal and other miscellaneous expenses related to the reduction of Old Egghead's headquarters operation. The $37.6 million restructuring charge was recorded as a $6.2 million charge to gross profit, a $6.4 million charge to selling and marketing expenses, a $0.5 million charge to general and administrative expenses and a $24.5 million charge to restructuring and impairment charges. The $24.5 million 1997 restructuring and impairment charge was partially offset by a reduction of $5.0 million in 1996 restructuring and impairment reserves. At December 31, 1998, the remaining payables related to the restructuring consisted primarily of $5.8 million in retail lease obligations, $0.3 million in severance and employee benefits and $0.1 million of miscellaneous costs. The Company anticipates that the settlement of all leases and claims related to the restructuring will be substantially completed by the end of 1999.

NOTE 13 - SALE OF PROPERTY

On May 1, 1998, the Company sold Old Egghead's former headquarters building located in Liberty Lake, Washington, for approximately $7.5 million, less related closing costs. The building was recorded in the Property Held for Sale on the Company's Balance Sheet at the end of 1997. The Company leases approximately 7,000 square feet of the building with a lease term expiring on June 30, 1999.

NOTE 14 - DISCONTINUED OPERATIONS

Effective May 13, 1996, Old Egghead sold its CGE (Corporate, Government and Education) division to Software Spectrum, Inc. (SSI), a Texas corporation, for $45.0 million in cash pursuant to the terms of an asset purchase agreement entered into on March 23, 1996.

Gain on the disposition of the discontinued operation was $36.5 million ($22.3 million after tax). The sales price for the CGE division was $45.0 million, which did not include the accounts receivable, which were collected during 1996. The reported gain is net of fixed assets and lease write-offs of $1.2 million, transaction, legal and accounting fees of $2.0 million, transition period employment costs of $1.8 million and costs of $3.4 million related to the fulfillment of post-sale obligations.

The income from discontinued operations for 1997 and 1996 is comprised of net sales of $0 and $39.3 million for the years ended December 31, 1997 and 1996, respectively, and income (loss) from discontinued operations of $4.3 and $(12.3) million, respectively.

There was no income or loss from discontinued operations during Old Egghead's fiscal 1998.

NOTE 15 - RECAPITALIZATION OF SUBSIDIARY

On November 11, 1997, Old Egghead recapitalized its wholly owned subsidiary ELEKOM. As part of the recapitalization, certain venture capitalists invested capital in ELEKOM, reducing the Company's ownership percentage to approximately 26% at the end of 1997. Prior to recapitalization, income and expenses of ELEKOM were recorded in the Company's operating results. After recapitalization, the Company's share of the results of operations of ELEKOM were included using the equity method of accounting and are reflected in the other income (expense) in the Company's consolidated statements of operations. On November 9, 1998, the remaining ownership in Elekom was sold at a gain of approximately $3.3 million. An additional $0.6 million gain is being deferred due to a contingency clause in the sales agreement and will be held in escrow until April 30, 2000, subject to resolution of the contingencies.

NOTE 16 - SUBSEQUENT EVENTS

ACQUISITION OF OLD EGGHEAD. On November 19, 1999, the Company acquired Old Egghead, a publicly traded online retailer of software and other computer related products. Under the terms of the acquisition which was accounted for as a pooling of interests, the Company exchanged approximately 17.4 million shares of Old Onsale Common Stock for all of the Old Egghead outstanding common stock. Additionally, the Company converted approximately 2.5 million Old Egghead stock options into approximately 1.4 million Old Onsale stock options. In the third quarter of 1999, the Company recorded merger related expenses of approximately $0.8 million primarily related to severance costs. During the fourth quarter of 1999, the Company estimates it will incur an additional $13.2 million in merger- related expenses for direct transaction costs including investment banking and financial advisory fees of approximately $6.4 million and other merger related expenses of $6.8 million, consisting primarily of professional services, severance costs, contract termination costs and other merger related expenses. Upon completion of the merger, the Company also wrote off assets representing duplicate facilities including hardware and software of approximately $9.0 million and goodwill of $31.2 million associated with these duplicate facilities. The Company also expects to incur approximately $2.3 million of additional severance costs through the first quarter of 2000 as the benefits are earned by the employees.

RESTRUCTURING CHARGE. In the first quarter of 1999, the Company announced its plans to move its Washington facilities from Liberty Lake, Washington to Vancouver, Washington. The company recorded a restructuring charge of approximately $890,000 related to the move. The 1999 restructuring charge was offset by a reduction of approximately the same amount in 1997 restructuring reserves.

LEASE COMMITMENT (unaudited). In May 1999, the Company signed a lease for a distribution facility in Vancouver, Washington. The lease term is through November 2000 at a monthly rate of approximately $46,000.